Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2018 Financial Results

HERCULES, Calif.-February 28, 2019-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth-quarter 2018 net sales were $617.5 million, a decrease of 0.6 percent compared to $621.3 million reported for the fourth quarter of 2017. On a currency-neutral basis, quarterly sales increased 1.9 percent compared to the same period in 2017. Fourth-quarter gross margin was 54.0 percent compared to 55.6 percent during the fourth- quarter in 2017. The lower gross margin is due in part to restructuring charges related to a planned consolidation of a manufacturing site in Europe as well as changes in product mix.

Life Science segment net sales for the fourth quarter were $239.6 million, an increase of 0.3 percent compared to the same period in 2017. On a currency-neutral basis, Life Science segment sales increased by 2.3 percent compared to the same quarter in 2017. Currency-neutral sales growth was primarily driven by sales of Droplet Digital PCR, gene expression, cell biology, and antibody products. On a geographic view, the sales increase was attributed to growth in the Americas and Asia Pacific.

Clinical Diagnostics segment net sales for the fourth quarter were $373.7 million, a decrease of 1.3 percent compared to the same period in 2017. On a currency-neutral basis, net sales were up 1.7 percent compared to the same quarter last year. Currency-neutral sales were primarily attributed to immunology, quality control, and infectious disease product lines. On a geographic view, the sales increase for the quarter was attributed to growth across the Americas and Asia Pacific.

Net loss for the fourth quarter of 2018 was $833.1 million, or ($27.88) per share on a diluted basis, compared to net income of $82.7 million, or $2.75 per share on a diluted basis, during the same period in 2017. Net loss for the fourth quarter of 2018 was significantly and negatively impacted by the recognition on the income statement of changes in the fair market value of equity securities reflecting a decrease in value of $814.1 million during the fourth quarter of 2018, primarily related to our holdings of Sartorius AG. Inclusion of these equity investment changes in valuation was the result of new accounting standards that became effective in 2018. Also included in net loss for the fourth quarter of 2018 was an impairment of goodwill of $282 million as well as $18.5 million of other long-lived assets.

The effective tax rate for the fourth quarter of 2018 was 20.4 percent benefit compared to an 80.1 percent benefit for the same period in 2017. The lower effective tax rate in 2017 was primarily due to the estimated provisional tax benefit from the 2017 Tax Cuts and Jobs Act (“Tax Act”). The fourth quarter tax rate for 2018 includes a $180 million tax benefit related to the unrealized loss from changes in equity valuation and a $49 million benefit related to finalizing our accounting for the Tax Act. The goodwill impairment charge recognized in the fourth quarter of 2018 was non-deductible.

“Sales performance for the fourth quarter, while representing a tough compare with the prior year, reflects continued momentum of many of our key life science and diagnostic product lines across most geographies,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “When thinking about the core operating performance during the quarter, we feel confident in the progress we are making toward continued topline growth and reaching our long-term goals,” he added.

GAAP Results
	Q4 2018	Q4 2017
Revenue (Millions)	$617.5	$621.3
Gross Margin	54.0%	55.6%
Operating Margin	(37.6%)	9.0%
Net (Loss) Income (Millions)	($833.1)	$82.7
(Loss) Income per Diluted Share	($27.88)	$2.75

Non-GAAP Results
	Q4 2018	Q4 2017
Gross Margin	55.6%	55.0%
Operating Margin	14.5%	14.2%
Net Income (Millions)	$64.2	$57.3
Income per Diluted Share	$2.13	$1.90

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the fourth quarter of 2018 was $64.2 million, or $2.13 per share on a diluted basis, compared to $57.3 million, or $1.90 per share on a diluted basis, during the same period in 2017. The non-GAAP effective tax rate for the fourth quarter of 2018 was 28 percent compared to 32 percent for the same period in 2017. The non-GAAP effective tax rate for full-year 2018 was 28 percent compared to 31 percent for 2017.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months and for the full year ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
GAAP net (loss) income	($833,147)	$82,734	$360,996	$122,249
Amortization of purchased intangibles	6,016	6,929	26,195	29,869
Legal matters	8,654	(10,318)	21,863	(6,738)
Acquisition-related (benefits) costs	(127)	(912)	(2,989)	9,890
Restructuring costs	6,901	25,158	8,379	34,368
Goodwill and long-lived assets impairment	300,513	11,506	300,513	11,506
Valuation change in equity-owned securities	814,109	—	(606,230)	—
Loss (gain) on equity-method investments	66	(260)	691	35
Other non-recurring items	—	6,501	(9,208)	6,501
Income tax effect on non-GAAP adjustments	(238,809)	(64,067)	76,467	(80,723)
Non-GAAP net income	$64,176	$57,271	$176,677	126,957

GAAP diluted (loss) income per share	($27.88)	$2.75	$11.94	$4.07
Non-GAAP diluted income per share	$2.13	$1.90	$5.84	$4.23

Full Year 2018 Results

On a reported basis, net sales for the full year of 2018 increased 6.0 percent to $2,290.1 million compared to $2,160.2 million for the full year of 2017. On a currency-neutral basis, net sales grew 5.0 percent. Full-year gross margin was 53.5 percent, compared to 55.0 percent during the same period in 2017. Full-year reported net sales for the Life Science segment were $861.7 million, an increase of 9.7 percent compared to 2017. On a currency-neutral basis sales increased 8.9 percent versus the same period last year. Full-year reported net sales for the Clinical Diagnostics segment were $1,412.5 million, an increase of 3.8 percent compared to 2017, or an increase of 2.7 percent on a currency-neutral basis.

Year-to-date net income for 2018 was $361.0 million, or $11.94 per share on a fully diluted basis, compared to $122.2 million, or $4.07 per share, respectively, during the same period in 2017. This significant increase was due to the change in fair value of our equity securities in 2018 primarily related to our holdings of Sartorius AG mentioned above.

The effective tax rate in 2018 was 28.8 percent compared to a 25.0 percent benefit in 2017. The effective tax rate for 2018 included a tax expense of $133.9 million related to the increase in income from changes in equity valuation, offset by a tax benefit of $49 million related to finalizing our accounting for the Tax Act. The goodwill impairment charge for 2018 was non-deductible. The effective tax rate for 2017 included a provisional tax benefit of $70 million related to the Tax Act.

2018 Full-Year Highlights

•	Full-year sales were $2,290.1 million compared to $2,160.2 million in 2017. After normalizing for the impact of currency, full year sales increased 5.0 percent.

•	Year-over-year net income in 2018 was $361.0 million, or $11.94 per share on a fully diluted basis, compared to $122.2 million, or $4.07 per share, on a fully diluted basis, in 2017.

•
In January, Bio-Rad announced that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for the IH-Incubator L and IH-Centrifuge L instruments to be used with the full range of Bio-Rad’s IH-System Gel Reagents for manual blood typing methods.

•
During the second quarter, Bio-Rad announced the launch of the Bio-Plex Pro Human Cytokine Screening Panel, the first validated high-performance multiplex assay that can identify and quantify 48 different analytes linked to heart disease, autoimmunity and allergy, cancer, and many other conditions.

•	In August, Bio-Rad announced the launch of two chromatography media for process protein purification: CHT Ceramic Hydroxyapatite XT Media and Nuvia HP-Q Resin.

•	Also during the third quarter, the company provided early access launch of its scATAC-Seq solution, a single-cell assay for transposase-accessible chromatin using sequencing.

•
During the fourth quarter, the company announced that it had received 510(k) clearance from the FDA for the IH-Reader 24, a semi-automated blood typing instrument designed for medium- to small-volume laboratories.

•
Also during the fourth quarter, Bio-Rad announced that it had been awarded a contract for iQ-Check real-time PCR pathogen detection test kits and the iQ-Check Prep Automation System from the United States Department of Agriculture’s Food Safety and Inspection Service (USDA FSIS).

2019 Financial Outlook

For the full year 2019, the company anticipates currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2018 financial results conference call.

“Looking ahead to 2019, we expect another year of growth in many of our key product areas and geographies,” Mr. Schwartz said. “The 2019 anticipated expansion in our non-GAAP operating margin by nearly 200 basis points represents another significant step toward achieving our longer term goal of an adjusted EBITDA margin of 20 percent in 2020.”

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, valuation costs, integration costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, and other professional or consulting fees. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, valuation changes in equity owned investments and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets, charges and benefits arising from valuation changes in equity owned investments and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss fourth quarter ended December 31, 2018 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 28, 2019. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 9099577. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, feeling confident in the progress we are making toward continued topline growth and reaching our long-term goals when thinking about the core operating performance during the quarter, for the full year 2019 anticipating currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent, expecting another year of growth in many of our key product areas and geographies in 2019, and that the 2019 anticipated expansion in our non-GAAP operating margin by nearly 200 basis points represents another significant step toward achieving our longer term goal of an adjusted EBITDA margin of 20 percent in 2020.Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "expect," "estimate," "continue," "believe," "will," ”project,” "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, recent and planned changes to our global organizational structure and executive management team, foreign currency exchange fluctuations, international legal and regulatory risks, global economic conditions, product quality and liability issues, reductions in government funding or capital spending of our customers, difficulties in implementing our global enterprise resource planning system, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.
Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$617,541	$621,295	$2,290,109	$2,160,153
Cost of goods sold	283,765	276,038	1,065,747	972,450
Gross profit	333,776	345,257	1,224,362	1,187,703
Selling, general and administrative expense	212,543	201,730	833,294	806,790
Research and development expense	53,074	76,041	199,196	250,157
Impairment losses on goodwill and long-lived assets	300,513	11,506	300,513	11,506
(Loss) income from operations	(232,354)	55,980	(108,641)	119,250
Interest expense	6,139	5,781	23,962	23,014
Foreign currency exchange losses, net	950	1,460	2,861	9,128
Change in fair market value of equity securities	814,109	—	(606,230)	—
Other (income) expense, net	(7,005)	2,789	(36,593)	(10,697)
(Loss) income before income taxes	(1,046,547)	45,950	507,359	97,805
Benefit from (provision for) income taxes	213,400	36,784	(146,363)	24,444
Net (loss) income	$(833,147)	$82,734	$360,996	$122,249

Basic earnings per share:
Net (loss) income per basic share	$(27.88)	$2.78	$12.10	$4.12
Weighted average common shares - basic	29,878	29,765	29,836	29,655

Diluted earnings per share:
Net (loss) income per diluted share	$(27.88)	$2.75	$11.94	$4.07
Weighted average common shares - diluted	29,878	30,108	30,228	30,034

Note: As a result of the net loss for the three months ended December 31, 2018, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$431,526	$383,824
Short-term investments	418,830	376,714
Accounts receivable, net	393,146	464,847
Inventories, net	584,334	594,804
Other current assets	196,517	156,460
Total current assets	2,024,353	1,976,649

Property, plant and equipment, net	508,690	493,496
Goodwill, net	219,770	506,069
Purchased intangibles, net	125,123	174,113
Other investments	2,655,709	1,027,736
Other assets	69,920	94,949
Total assets	$5,603,565	$4,273,012

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$264,471	$306,814
Current maturities of long-term debt	493	420
Income and other taxes payable	56,188	39,941
Other current liabilities	128,155	155,521
Total current liabilities	449,307	502,696

Long-term debt, net of current maturities	438,937	434,581
Other long-term liabilities	699,597	405,485
Total liabilities	1,587,841	1,342,762
Total stockholders’ equity	4,015,724	2,930,250

Total liabilities and stockholders’ equity	$5,603,565	$4,273,012

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Cash received from customers	$2,324,876	$2,093,948
Cash paid to suppliers and employees	(1,988,250)	(1,916,119)
Interest paid, net	(22,703)	(22,224)
Income tax payments, net	(62,414)	(52,136)
Other operating activities	33,985	668
Net cash provided by operating activities	285,494	104,137
Cash flows from investing activities:
Proceeds from (payments for) acquisitions and long-term investment	266	(76,645)
Other investing activities	(187,244)	(98,927)
Net cash used in investing activities	(186,978)	(175,572)
Cash flows from financing activities:
Payments on long-term borrowings	(2,961)	(316)
Other financing activities	(45,719)	657
Net cash (used in) provided by financing activities	(48,680)	341
Effect of foreign exchange rate changes on cash	(655)	(1,094)
Net increase (decrease) in cash, cash equivalents, and restricted cash	49,181	(72,188)
Cash, cash equivalents, and restricted cash at beginning of year	384,983	457,171
Cash, cash equivalents, and restricted cash at end of year	$434,164	$384,983
Reconciliation of net income to net cash provided by operating activities:
Net income	$360,996	$122,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,088	148,682
Impairment losses on goodwill and long-lived assets	300,513	11,506
Changes in working capital	(37,298)	(162,098)
Other	(476,805)	(16,202)
Net cash provided by operating activities	$285,494	$104,137

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2018	% of revenue	December 31, 2017	% of revenue	December 31, 2018	% of revenue	December 31, 2017	% of revenue

GAAP cost of goods sold	$283,765		$276,038		$1,065,747		$972,450
Amortization of purchased intangibles	(4,239)		(4,855)		(18,491)		(21,933)
Legal matters	—		11,013		—		11,013
Acquisition related benefits (costs) (1)	—		—		—		(10,000)
Restructuring costs	(5,144)		(2,377)		(7,028)		(2,377)
Non-GAAP cost of goods sold	$274,382		$279,819		$1,040,228		$949,153

GAAP gross profit	$333,776	54.0%	$345,257	55.6%	$1,224,362	53.5%	$1,187,703	55.0%
Amortization of purchased intangibles	4,239		4,855		18,491		21,933
Legal matters	—		(11,013)		—		(11,013)
Acquisition related (benefits) costs (1)	—		—		—		10,000
Restructuring costs	5,144		2,377		7,028		2,377
Non-GAAP gross profit	$343,159	55.6%	$341,476	55.0%	$1,249,881	54.6%	$1,211,000	56.1%

GAAP selling, general and administrative expense	$212,543	$201,730	$833,294	$806,790
Amortization of purchased intangibles	(1,777)	(2,074)	(7,704)	(7,936)
Legal matters	(8,454)	(695)	(21,863)	(4,275)
Acquisition related benefits (costs) (2)	127	6,400	3,501	20,124
Restructuring costs	(421)	(6,903)	(855)	(8,519)
Non-GAAP selling, general and administrative expense	$202,018	$198,458	$806,373	$806,184

GAAP research and development expense	$53,074	$76,041	$199,196	$250,157
Acquisition related benefits (costs) (2)	—	(5,488)	(512)	(20,014)
Restructuring costs	(1,336)	(15,878)	(496)	(23,472)
Non-GAAP research and development expense	$51,738	$54,675	$198,188	$206,671

GAAP impairment losses on goodwill and long-lived assets	$300,513	$11,506	$300,513	$11,506
Goodwill and long-lived assets impairment	(300,513)	(11,506)	(300,513)	(11,506)
Non-GAAP impairment losses on goodwill and long-lived assets	$—	$—	$—	$—

GAAP (loss) income from operations	$(232,354)	(37.6)%	$55,980	9.0%	$(108,641)	(4.7)%	$119,250	5.5%
Amortization of purchased intangibles	6,016		6,929		26,195		29,869
Legal matters	8,654		(10,318)		21,863		(6,738)
Acquisition related (benefits) costs (1) (2)	(127)		(912)		(2,989)		9,890
Restructuring costs	6,901		25,158		8,379		34,368
Goodwill and long-lived assets impairment	300,513		11,506		300,513		11,506
Non-GAAP income from operations	$89,603	14.5%	$88,343	14.2%	$245,320	10.7%	$198,145	9.2%

GAAP change in fair market value of equity securities	$814,109	$—	$(606,230)	$—
Valuation change in equity-owned securities (3)	(814,109)	—	606,230	—
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(7,005)	$2,789	$(36,593)	$(10,697)
(Loss) gain on equity-method investments	(66)	260	(691)	(35)
Other non-recurring items (4)	—	(6,501)	9,208	(6,501)
Non-GAAP other (income) expense, net	$(7,071)	$(3,452)	$(28,076)	$(17,233)

GAAP (loss) income before income taxes	$(1,046,547)	$45,950	$507,359	$97,805
Amortization of purchased intangibles	6,016	6,929	26,195	29,869
Legal matters	8,654	(10,318)	21,863	(6,738)
Acquisition related (benefits) costs (1) (2)	(127)	(912)	(2,989)	9,890
Restructuring costs	6,901	25,158	8,379	34,368
Goodwill and long-lived assets impairment	300,513	11,506	300,513	11,506
Valuation change in equity-owned securities (3)	814,109	—	(606,230)	—
Loss (gain) on equity-method investments	66	(260)	691	35
Other non-recurring items (4)	—	6,501	(9,208)	6,501
Non-GAAP income before income taxes	$89,585	$84,554	$246,573	$183,236

GAAP benefit (provision) for income taxes	$213,400	$36,784	$(146,363)	$24,444
Income tax effect of non-GAAP adjustments (5)	(238,809)	(64,067)	76,467	(80,723)
Non-GAAP provision for income taxes	$(25,409)	$(27,283)	$(69,896)	$(56,279)

GAAP net (loss) income	$(833,147)	(134.9)%	$82,734	13.3%	$360,996	15.8%	$122,249	5.7%
Amortization of purchased intangibles	6,016		6,929		26,195		29,869
Legal matters	8,654		(10,318)		21,863		(6,738)
Acquisition related (benefits) costs (1) (2)	(127)		(912)		(2,989)		9,890
Restructuring costs	6,901		25,158		8,379		34,368
Goodwill and long-lived assets impairment	300,513		11,506		300,513		11,506
Valuation change in equity-owned securities (3)	814,109		—		(606,230)		—
Loss (gain) on equity-method investments	66		(260)		691		35
Other non-recurring items (4)	—		6,501		(9,208)		6,501
Income tax effect of non-GAAP adjustments (5)	(238,809)		(64,067)		76,467		(80,723)
Non-GAAP net income	$64,176	10.4%	$57,271	9.2%	$176,677	7.7%	$126,957	5.9%

GAAP diluted (loss) income per share	$(27.88)	$2.75	$11.94	$4.07
Amortization of purchased intangibles	0.20	0.23	0.87	0.99
Legal matters	0.29	(0.34)	0.72	(0.22)
Acquisition related (benefits) costs (1) (2)	—	(0.03)	(0.10)	0.33
Restructuring costs	0.23	0.84	0.28	1.14
Goodwill and long-lived assets impairment	9.96	0.38	9.94	0.38
Valuation change in equity-owned securities (3)	26.99	—	(20.06)	—
Loss (gain) on equity-method investments	—	(0.01)	0.02	—
Other non-recurring items (4)	—	0.22	(0.30)	0.22
Income tax effect of non-GAAP adjustments (5)	(7.92)	(2.14)	2.53	(2.68)
Add back anti-dilutive shares	0.26	—	—	—
Non-GAAP diluted income per share	$2.13	$1.90	$5.84	$4.23

GAAP diluted weighed average shares used in per share calculation	29,878	30,108	30,228	30,034
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	287	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,165	30,108	30,228	30,034

(1) One-time expense associated with the February 2017 acquisition of RainDance Technologies, Inc.
(2) Release of contingent consideration and other acquisition-related expense
(3) Mark-to-market gain on equity-owned securities
(4) Gain on the sale of land and a product line, and impairment loss on investments
(5) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2019 Financial Outlook

Forecasted non-GAAP operating margin excludes 80 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.